EXHIBIT 23

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                           Accountants' Consent





The Board of Directors
Roanoke Gas Company:


We consent to incorporation by reference in Registration Statements
No. 33-69902 on Form S-2, as amended, and No. 333-02455 on Form S-8 of Roanoke Gas Company of our report dated October 18, 1996, except as to note 4, which is as of November 11, 1996, relating to the consolidated balance sheets of Roanoke Gas Company and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996, which report is incorporated by reference in the September 30, 1996 Annual Report on Form 10-K of Roanoke Gas Company. Our report refers to changes in the methods of accounting for income taxes and postretirement benefits other than pensions.


                                             KPMG PEAT MARWICK LLP






Roanoke, Virginia
December 19, 1996
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